Exhibit 99.1

Empowering Cells to Change Lives

SQZ Biotechnologies Announces Independent DSMB Recommendation to Advance Lead Cell Therapy Candidate into Combination with Checkpoint Inhibitors

High Dose Monotherapy Cohort Clinical Data from the SQZ-PBMC-HPV-101 Trial

Accepted for Oral Presentation at ESMO IO in December

Cohorts in Combination with anti-PD-(L)1 and anti-CTLA-4 Open for Enrollment

Combination Stage Initiation Triggers Milestone Payment from Roche

WATERTOWN, Mass., October 26, 2021 – SQZ Biotechnologies (NYSE: SQZ), focused on unlocking the full potential of cell therapies for multiple therapeutic areas, today announced that the independent Data and Safety Monitoring Board (DSMB) for the Phase 1/2 clinical trial SQZ-PBMC-HPV-101 has recommended that the trial advance into the combination stage with checkpoint inhibitors. In June, the company presented initial results from the first three monotherapy cohorts at the American Society of Clinical Oncology annual meeting demonstrating that the investigational cell therapy is safe and well-tolerated and can stimulate immune responses in certain patients with advanced or metastatic human papillomavirus positive (HPV16+) tumors. Data from the highest dose monotherapy cohort has been accepted for oral presentation at the European Society for Medical Oncology Immuno-Oncology (ESMO-IO) Congress being held December 8-11, 2021.

“We are encouraged by our initial SQZ-PBMC-HPV-101 Phase 1/2 trial data and pleased to advance the highest dose of our SQZ™ APC clinical candidate into the combination stage of the trial,” said Armon Sharei, Ph.D., Chief Executive Officer and Founder of SQZ Biotechnologies. “Based on our preclinical studies and available clinical trial data, we believe SQZ APCs could work synergistically with checkpoint inhibitors to provide additional clinical benefit to patients. Our clinical team and trial sites are ready to begin this important phase of the study.”

The combination stage of the trial is now open for enrollment and will include checkpoint inhibitors targeting the PD-(L)1 and CTLA-4 pathways. In parallel, the company plans to continue to enroll in the highest dose monotherapy cohort.

The DSMB recommendation and initiation of the combination cohorts will trigger a Roche collaboration agreement milestone payment. The company’s most recently reported cash runway projections anticipated these proceeds.

New data from the monotherapy portion of the SQZ-PBMC-HPV-101 trial will be part of an oral presentation at ESMO-IO on December 9 in Geneva, Switzerland. Full presentation details can be found below.

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Empowering Cells to Change Lives

ESMO-IO Presentation Details

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Oral Presentation: Thursday, December 9 at 12:10 pm CET
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Presentation Number: 48MO

Abstract Title: SQZ-PBMC-HPV-101: Preliminary results of a first-in-human, dose-escalation study of a cell-based vaccine in HLA-A*02+ patients with recurrent, locally advanced, or metastatic HPV16+ solid tumors

Lead Author: Jong Chul Park, MD, Massachusetts General Hospital; Developmental Therapeutics Member, Dana-Farber/Harvard Cancer Center

ESMO-IO will publish full abstracts on their website on Tuesday, December 2 at 12:00 pm CET. SQZ will post its oral presentation on the company website on December 9 at 11:00 am CET.

SQZ-PBMC-HPV-101 Trial Design

SQZ-PBMC-HPV is being evaluated in a Phase 1/2 clinical trial for the treatment of HPV16+ advanced or metastatic solid tumors. Patients must be positive for the human leukocyte antigen serotype HLA-A*02. The investigational candidate, which targets E6 and E7 oncoproteins, is being studied as a monotherapy and in combination with immuno-oncology agents. The study’s primary outcome measures in the monotherapy and combination phases of the trial include safety and tolerability. Antitumor activity is a secondary outcome measure in both the monotherapy and combination stages of the trial, and manufacturing feasibility is a secondary outcome measure in the monotherapy phase of the trial. The monotherapy phase of the study includes escalating dose cohorts with a dose-limiting toxicity (DLT) window of 28 days and the definition of a recommended phase 2 dose. The planned combination phase of the study will include SQZ-PBMC-HPV and checkpoint inhibitors. DLT will be measured over 42 days.

About Human Papillomavirus Positive Cancers

Human papillomavirus (HPV) is one of the most common viruses worldwide and certain strains persist for many years leading to cancer. According to the Centers for Disease Control (CDC), in the United States HPV+ tumors represent 3% of all cancers in women and 2% of all cancers in men, resulting in over 39,000 new cases of HPV+ tumors every year. HPV infection is larger outside of the U.S., and according to the International Journal of Cancer HPV+ tumors account for 4.5% of all cancers worldwide, resulting in approximately 630,000 new cases every year. According to the CDC, HPV infection plays a significant role in the formation of more than 90% of anal and cervical cancers, and most cases of vaginal (75%), oropharyngeal (70%), vulval (70%) and penile (60%) cancers.

About SQZ Biotechnologies

SQZ Biotechnologies Company is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies for patients around the world and has active

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Empowering Cells to Change Lives

programs in Oncology, Autoimmune and Infectious Diseases, as well as additional exploratory initiatives to support future pipeline growth. The company’s proprietary Cell Squeeze® technology offers the unique ability to deliver multiple biological materials into many cell types to engineer what we believe can be a broad range of potential therapeutics. With demonstrated production timelines under 24 hours and the opportunity to eliminate preconditioning and lengthy hospital stays, our approach could significantly broaden the therapeutic range and accessibility of cell therapies. The company’s first therapeutic applications seek to generate target-specific immune responses, both in activation for the treatment of solid tumors and infectious diseases, and in immune tolerance for the treatment of autoimmune diseases. For more information, please visit www.sqzbiotech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to our platform development, manufacturing capabilities, product candidates, preclinical and clinical activities, progress and outcomes, development plans, clinical efficacy, therapeutic impact, strategic partnerships and market opportunities. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; the development of our initial product candidates, upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors and strategic partners; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and SQZ undertakes no duty to update these forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

Certain information contained in this press release relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this press release, we have not independently verified, and we make no representation as to the adequacy, fairness, accuracy or completeness of any information obtained from third-party sources.

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Empowering Cells to Change Lives

SQZ Biotechnologies Investor Relations:

investors@sqzbiotech.com

SQZ Biotechnologies Media Contact:

John Lacey

Corporate Communications

john.lacey@sqzbiotech.com

781-392-5514

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